Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-98083, No. 333-177088, No. 333-213581, No. 333-255240, and No. 333-273352 each on Form S-8 of our report dated February 20, 2025, relating to the consolidated financial statements and financial statement schedule of The Shyft Group, Inc. and the effectiveness of The Shyft Group, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 20, 2025